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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549



                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934



                              JANUARY 22, 1999
                              (Date of Report)



                     MANUFACTURED HOME COMMUNITIES, INC.
           (Exact name of registrant as specified in its Charter)



                                   1-11718
                            (Commission File No.)


           MARYLAND                                       36-3857664
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS                       60606
(Address of principal executive offices)                         (Zip Code)



                               (312) 474-1122
            (Registrant's telephone number, including area code)


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ITEM 5. OTHER MATTERS

The trial of the ongoing utility charge dispute with the residents of DeAnza Santa Cruz as discussed in Manufactured Home Community, Inc.'s ("MHC") Form 10-Q, Footnote 8 - "Commitments and Contingencies", for the quarter ended September 30, 1998 concluded on January 22, 1999. This summary provides the history and reasoning underlying MHC's defense of the residents' claims and explains MHC's decision to continue to defend its position which MHC believes is fair and accurate.

DeAnza Santa Cruz Mobile Estates is a 198 site community located in Santa Cruz, California overlooking the Pacific Ocean. It is subject to the City of Santa Cruz' rent control ordinance which limits annual rent increases to 75% of CPI. MHC purchased the property in August 1994 from certain unaffiliated DeAnza entities ("DeAnza"). Prior to MHC's purchase in 1994, DeAnza made the decision to submeter the property for both water and sewer in 1993 in the face of the City's rapidly rising utility costs.

Under California Civil Code 798.41, DeAnza was required to reduce rent by an amount equal to the average cost of usage over the preceding 12 months. This was done. With respect to water, not looking to submit to jurisdiction of the Public Utility Commission, DeAnza relied on Public Utilities Code Section 2705.5 to determine what rates would be charged for water on an ongoing basis without becoming a public utility. This statute provides that in a submetered mobilehome park, the property owner is not subject to regulation and control of the PUC so long as the users are charged what they would be charged by the utility company if users received their water directly from the utility company. In Santa Cruz, customers receiving their water directly from the city's water utility were charged a certain lifeline rate for the first 400 ccfs of water and a greater rate for usage over 400 ccfs of water, a readiness to serve charge of $7.80 per month and tax on the total. In reliance on
Section 2705.5, DeAnza implemented its billings on this schedule notwithstanding that it did not receive the discount for the first 400 ccfs of water because it was a commercial and not a residential customer.

A dispute with the residents ensued over the readiness to serve charge and tax
thereon.   The residents argued that California Civil Code Section 798.41 required that the park owner could only pass through its actual costs of water (and that the excess charges over the amount of the rent rollback were an improper rent increase) and that PUC Section 2705.5 was not applicable. DeAnza unbundled the utility charges from rent consistent with California Civil Code
798.41 and it has generally been undisputed that the rent rollback was accurately calculated.

In August 1994 when MHC acquired the property, MHC reviewed the respective legal positions of the HOA and DeAnza and concurred with DeAnza. Their reliance on PUC Section 2705.5 made both legal and practical sense in that residents paid only what they would pay if they lived in a residential neighborhood within the city of Santa Cruz and permitted DeAnza to recoup part of the expenses of operating a submetered system through the readiness to serve charge.

Over a period of 18 months from 1993 into May of 1995, a series of complaints were filed by the HOA and Herbert Rossman, a resident, against DeAnza, and later, MHC. DeAnza and MHC demurred to each of these complaints on the grounds that the PUC had exclusive jurisdiction over the setting of water rates and that residents under rent control had to first exhaust their administrative remedies before proceeding in a civil action. At one point, the case was dismissed (with leave to amend) on the basis that jurisdiction was with the PUC and, at another point, Mr. Rossman was dismissed from the case because he had not exhausted his administrative remedies.

On June 29, 1995, a hearing was held before a Santa Cruz rent control officer on the submetering of both water and sewer. MHC and DeAnza prevailed on all issues related to sewer and the rent rollback related to water, but the hearing officer determined that MHC could only pass through its actual cost of the water, i.e. a prorated readiness to serve charge and tax thereon. The hearing officer did not deal with the subsidy being given to residents through the quantity charge and ordered a rebate in a fixed amount per resident. MHC and DeAnza requested reconsideration on this issue, among others, which reconsideration was denied by the hearing officer.



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MHC then took a writ of mandate (an appeal from an administrative order) to the
Superior Court and pending this appeal, the residents, MHC and the City agreed to stay the effect of the hearing officer's decision until the Court rendered judgment.

In July 1996, the Superior Court affirmed the hearing officer's decision without addressing concerns about the failure to take the subsidy on the quantity charge into account.

MHC requested that the City and the HOA agree to a further stay pending appeal to the court of appeals, but they refused and the appeals court denied MHC's request for a stay in late November, 1996. Therefore, on January 1, 1997, MHC reduced its water charges at this property to reflect a pass-through of only the readiness to serve charge and tax at the master meter (approximately $ .73) and to eliminate the subsidy on the water charges. On March 1, 1997 rent billings, residents were credited for amounts previously "overcharged" for readiness to serve charge and tax. The amount of the rebate given by MHC was $36,400. In calculating the rebate, MHC and DeAnza took into account the previous subsidy on water usage although this issue had not yet been decided by the court of appeal. MHC and DeAnza felt legally safe in so doing based on language in the hearing officer's decision that actual costs could be passed through.

On March 12, 1997, MHC also filed an application with the PUC to dedicate the water system at this property to public use and have the PUC set cost based rates for water usage. MHC believed it was obligated to take this action because of its consistent reliance on PUC Section 2705.5 as a safe harbor from PUC jurisdiction. That is, when MHC could no longer charge for water as the local serving utility would charge, it was no longer exempt from the PUC's jurisdiction and control under PUC Section 2705.5.

On March 20, 1997, the court of appeals issued the writ of mandate requested by MHC on the grounds that the hearing officer had improperly calculated the amount of the rebate (meaning MHC had correctly calculated the rent credits), but also ruling that the hearing officer was correct when he found that the readiness to serve charge and tax thereon as charged by DeAnza and MHC were an inappropriate rent increase. The court of appeals further agreed with MHC that the city's hearing officer did not have the authority under 798.41 to establish rates that could be charged in the future.

Following this decision, the PUC granted MHC its certificate of convenience and necessity on December 17, 1998 and approved cost based rates and charges for water that exceed what residents were paying under MHC's reliance on PUC
Section 2705.5. Concurrently, the PUC also issued an Order Instituting Investigation ("OII") confirming its exclusive jurisdiction over the issue of water rates in a submetered system and commencing an investigation into the confusion and turmoil over billings in submetered properties. Specifically, the OII states: "The Commission has exclusive and primary jurisdiction over the establishment of rates for water and sewer services provided by private entities."

Specifically the PUC ruling regarding MHC's application stated: "The ultimate question of what fees and charges may or may not be assessed, beyond external supplier pass-through charges, for in-park facilities when a mobile home park does not adhere to the provisions of PUC Section 2705.5, must be decided by the Commission."

After the court of appeals decision, the HOA brought all of its members back into the underlying civil action for the purpose of determining damages, including punitive damages, against MHC. The trial was continued from July 1998 to January 1999 to give the PUC time to act on MHC's application. Notwithstanding the action taken by the PUC in issuing the OII in December 1998, the trial court denied MHC's motion to dismiss on jurisdictional grounds and trial commenced before a jury on January 11, 1999.



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Not only did the trial court not consider MHC's motion to dismiss, the trial court refused to allow evidence of the OII or MHC's PUC approval to go before the jury. Notwithstanding MHC's strenuous objections, the judge also allowed evidence of MHC's and DeAnza's litigation tactics to be used as evidence of bad faith and oppressive actions (including evidence of the application to the PUC requesting a $22.00 readiness to serve charge). MHC's motion for a mistrial based upon these evidentiary rulings was denied. On January 22, 1999, the jury returned a verdict awarding $6.0 Million Dollars of punitive damages against MHC and DeAnza. MHC has previously agreed to indemnify DeAnza on the matter.

MHC is preparing to bond the judgment pending appeal in accordance with California procedural rules which require a bond equal to 150% of the amount of the judgment. Post-judgment interest will accrue at the statutory rate (10.0%).

MHC will participate in post trial motions including a case management conference in the next thirty (30) days. The post trial motions will include a motion for judgment notwithstanding the verdict, new trial and remittitur (a procedure whereby the trial judge could unilaterally reduce the punitive damages award). To the extent MHC is unable to obtain relief in the form of reversal or reduction of the award in the trial court pursuant to post trial motions, relief from the verdict, if any, will have to come on appeal.

Generally, MHC's appeal will focus on two areas:  1) lack of jurisdiction in
the trial court; and 2) trial error.   Given that the PUC has issued an OII
confirming its exclusive jurisdiction over the issue of water rates in a submetered system, that there was generally no dispute with respect to the rent roll back to achieve relief from rent control, the magnitude of the verdict in light of reasonable reliance on the PUC's statutory authority, use of prejudicial evidence against MHC and denial of MHC's rights to present the PUC decision and related evidence, MHC believes the Court of Appeals will reverse or substantially reduce the punitive damage award. However, there can be no assurances that this will occur.

MHC's view is that the range of possible loss on this matter at this time based on the opposing legal theories is from 0 (zero) (without considering MHC's litigation expense which is not expected to be material) to 6 Million Dollars (plus costs which we expect plaintiffs' counsel to claim, MHC's litigation expense, cost of bond and post-judgment interest).

Under MHC's theory of the case, once appropriate unbundling of the utility service from rent has occurred, only the PUC has exclusive jurisdiction regarding rates that may be charged for utility services on a prospective basis. The actions by the PUC in reiterating its exclusive jurisdiction, agreeing with MHC's interpretation of PUC Section 2705.5, and in certificating MHC's utility company through the establishment of cost based rates for the property MHC believes validate its previous reliance on PUC Section 2705.5 as a means of recovering a portion of the cost of providing water at the property. Based on the PUC's rulings, while legal expense will be incurred in further defense, it follows that residents did not incur any actual damages (in the form of "overcharges") and may be liable to return amounts previously repaid by MHC and DeAnza.

Obviously, plaintiff's theory as described herein has resulted not only in a refund to residents of amounts "overcharged", but also in the punitive damage award. To avoid trying this case on the merits, plaintiffs introduced substantial evidence of legal strategy and objected strenuously (and successfully) to introduction of evidence supporting MHC on the merits.

Currently, there is little or no settlement potential unless the trial court indicates to plaintiffs at a scheduled case management conference (February 24, 1999) that it is seriously considering granting a new trial or other relief to MHC based on post trial motions. Estimated legal expense, if not resolved prior to appeal, during the next 15 months could reach between $300,000 and $500,000.



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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.








                                      MANUFACTURED HOME COMMUNITIES, INC.





                                      BY:  /s/ Thomas P. Heneghan
                                         ------------------------
                                         Thomas P. Heneghan
                                         Executive Vice President, Treasurer
                                         and Chief Financial Officer

                                      BY:  /s/ Judy A. Pultorak
                                         ----------------------
                                         Judy A. Pultorak
                                         Principal Accounting Officer





DATE: February 2, 1999